EXHIBIT 99.1

For Immediate Release

Goldfield Reports Third Quarter Results

MELBOURNE, Florida, November 14, 2003 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction and maintenance services in the southeastern and mid-Atlantic regions of the United States, today reported its nine-month and third-quarter earnings results for 2003.

For the nine-month period ended September 30, 2003, the company reported revenues from continuing operations rose nearly 40 percent to $25,049,927, versus $17,938,456 for the same period in 2002.  The significant revenue increase stemmed from a 58 percent increase in transmission line construction and fiber optic projects in the company's electrical construction services. Revenues from the company's real estate operations were also strong, but were slightly lower than the first nine months of last year due primarily to a change in the accounting method the company uses to recognize revenue and income in this business.

Net income from continuing operations during the nine-month period was $255,523, or 1 cent per share, compared with $532,556, or 2 cents per share, during the same period last year.  This reduction was primarily due to both the aforementioned change in accounting method in the real estate operations as well as significant cost over-runs in the electrical construction operations resulting from adverse weather conditions encountered on several projects.

For the third quarter ended September 30, 2003, Goldfield reported for its continuing operations revenues of $6,814,141, versus $6,947,850 for the like period of last year.  For the current quarter, the company had a loss from continuing operations of $92,118, nil per share, versus net income of $60,420, nil per share, during the like quarter of 2002.  The decline in the current quarter primarily resulted from the previously mentioned accounting change in the real estate operations.

John H. Sottile, president of Goldfield, said, "We continue to experience strong demand for our electrical construction business as evident by our dramatic revenue growth.  However, we have not observed, as yet, any increased grid construction resulting from the August 2003 blackout in the Northeastern United States.  Our real estate operations continue to produce favorable results with substantial opportunities in the future."

For the nine months ended September 30, 2003, Goldfield reported net income (including discontinued operations) of $134,139, or 1 cent per share, compared to  $907,061, or 3 cents per share, for the like period of last year. Discontinued operations (from mining) reported a loss of $121,384 as compared to net income of $374,505 for the like period of last year. Discontinued operations included significant gains on the sale of real estate last year, while this year it included a reserve of $195,750 recorded for a previously announced Environmental Protection Agency ("EPA") notice of potential liability involving a mining property in the state of Washington sold almost 40 years ago. This reserve includes Goldfield's current estimated share of a site investigation to be undertaken by the company and the other potentially responsible parties named in the notice.  It is impossible at this early stage to estimate the extent of any remediation action that may be required. However, Goldfield believes that a substantial majority of the mining activities and all of the milling and related processing and process waste disposal activities of possible concern to the EPA were likely conducted by subsequent owners.

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern and mid-Atlantic regions of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end waterfront condominium projects on Florida's east coast.

Statements in this release are based on current expectations. These statements are forward looking and actual results may differ materially. For further details see the company's filings with the Securities and Exchange Commission.

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Further Information
Investors:
The Goldfield Corporation, 321-724-1700 or investorrelations@goldfieldcorp.com
Media:
Jim Burke, Edelman, 321-722-9788 or jim.burke@edelman.com

THE GOLDFIELD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

Revenue
Electrical construction	$4,539,399	$ 1,987,085	$20,389,978	$12,877,614
Real estate	2,274,742	4,960,765	4,659,949	5,060,842
Total revenue	6,814,141	6,947,850	25,049,927	17,938,456

Costs and expenses
Electrical construction	4,236,547	1,983,146	17,996,878	10,333,579
Real estate	1,677,775	3,609,370	3,609,302	3,648,634
Depreciation and amortization	433,418	354,944	1,171,527	1,032,302
Selling, general and administrative	647,689	919,330	1,924,667	2,086,256
Total costs and expenses	6,995,429	6,866,790	24,702,374	17,100,771

Other income, net
Interest income	15,876	38,377	87,392	69,377
Interest expense, net	(6,755)	(6,002)	(20,263)	(20,180)
Loss on sale of property and equipment	(2,352)	(14,821)	(12,516)	(64)
Other	1,066	1,729	6,568	2,451
Total other income, net	7,835	19,283	61,181	51,584

(Loss) income from continuing operations
before income taxes	(173,453)	100,343	408,734	889,269

Income taxes (benefit)	(81,335)	39,923	153,211	356,713

(Loss) income from continuing operations
available to common stockholders	(92,118)	60,420	255,523	532,556

(Loss) income from discontinued operations (net of
income taxes (benefit) of ($89,592) and $72,077
for the three months ended September 30, 2003
and 2002, respectively and ($89,592) and $256,287
for the nine months ended September 30, 2003
and 2002, respectively)	(121,384)	104,467	(121,384)	374,505

Net (loss) income available to common stockholders	$ (213,502)	$ 164,887	$ 134,139	$ 907,061

(Loss) earnings per share of common stock -
basic and diluted
(Loss) income from continuing operations	$ 0.00	$ 0.00	$ 0.01	$ 0.02
(Loss) income from discontinued operations	0.00	0.00	0.00	0.01
Net (loss) income	$ (0.01)	$ 0.01	$ 0.01	$ 0.03

Weighted average common shares and
equivalents used in the calculations
of (loss) earnings per share
Basic	26,207,400	27,512,631	26,577,479	27,473,403
Diluted	26,377,563	27,628,772	26,726,190	27,603,817

November 14, 2003